CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-00099, 333-23857, 333-57869, 333-53366, 333-55488, 333-82674, 333-82678, 333-82668, 333-82670, 333-82672) of Digi International Inc. of our report dated December 6, 2005, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to Note 2 and Note 7, as to which the date is October 16, 2006, relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 16, 2006